Encision Completes $2 Million Private Placement of Common Stock

BOULDER, Colo., Dec. 18, 2013 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that prevents stray electrosurgical burns in minimally invasive surgery, announced today that it had completed a private placement of 2,463,125 shares of its common stock. The private placement, which represents 23% of the total number of shares outstanding, will raise, before costs, a total of approximately $2 million, which is to be used for general corporate purposes. The purchase price per share for the shares sold in the private placement was $0.80, representing a discount of approximately 12% based on a 20-day volume-weighted average price as of December 13, 2013. Additionally, the investors shall receive common stock purchase warrants. The warrants will be exercisable into 1,231,563 shares of the Company's common stock with an exercise price of $1.20 per share and a term of five years.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company intends to file a registration statement to cover the shares issued in the private placement. The securities were offered only to accredited investors.

"We appreciate the confidence that our new and current investors have placed in us," said Patrick Pace, MD, Executive Chairman of Encision. "This private placement significantly improves our capital position and enables us to drive the adoption of our patented AEM technology."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbors provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other such factors as discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2013 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly and forward-looking statements, whether as result of the receipt of new information, future events, or otherwise.

Contact Mala Ray, Encision Inc., 303-444-2600
mray@encision.com